n e w s r e l e a s e Humana Inc.

                                                                                         500 West Main Street                                                                                                 P.O. Box 1438                                                                                    Louisville, KY 40201-1438

                                                                                                    www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery

Humana Investor Relations

(502) 580-3644

E-MAIL: rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

E-MAIL: tnoland@humana.com

Humana Inc. Reports First Quarter 2005 Financial Results

of $0.67 Earnings per Share

    1Q05 pretax earnings up 18 percent

    1Q05 EPS exceeds upper end of guided range

    Medicare membership up 19 percent year to date

    Commercial pretax margin increases 70 basis points

    2005 EPS guidance raised

LOUISVILLE, KY (May 2, 2005) - Humana Inc. (NYSE: HUM) today reported $0.67 diluted earnings per common share (EPS) for the quarter ended March 31, 2005 (1Q05) compared to $0.41 EPS for the quarter ended March 31, 2004 (1Q04). First quarter results exceeded the upper end of company expectations primarily due to quicker than anticipated response to the company's new Medicare products and markets.

Pretax income rose 18 percent to $121.7 million in 1Q05 due to significant growth in Humana's Medicare programs and improved Commercial segment margins. After-tax income for 1Q05 included a $0.14 per share benefit from the realization of a federal income tax gain contingency.

"Our Medicare team continually optimizes the performance of this business through the application of industry-leading capabilities, strategic planning, and expertise built over 20 years as a successful CMS contractor," said Michael B. McCallister, Humana's president and chief executive officer. "This quarter's results reflect senior consumers' early acceptance of both our new products and our entrance into new markets. Our 1Q05 results also reflect the continuation of our targeted shift to a mix of members in higher-margin individual, ASO, and consumer-choice products. More importantly, our progress this quarter positions Humana to achieve substantial earnings growth throughout 2005 and longer term."

The company now anticipates EPS for the year ending December 31, 2005 (FY 2005) of $2.23 to $2.25, up from the company's prior guidance of approximately $2.20 per share.

Commercial Segment Results

Commercial segment pretax earnings rose to $49.5 million in 1Q05 from $39.1 million in 1Q04, an increase of 27 percent, reflecting a more profitable business mix with significant increases in administrative services only (ASO), individual, and consumer-choice product members. Pretax margin for the Commercial segment increased 70 basis points year over year to 2.9 percent in 1Q05.

The company continues to expect FY 2005 Commercial segment pretax earnings to increase between 10 and 15 percent over those for the year ended December 31, 2004 (FY 2004).

Commercial Segment Enrollment

Commercial segment medical membership of 3,219,400 at March 31, 2005 decreased 3 percent from December 31, 2004, driven by the January 1 relinquishment of an 89,000-member unprofitable account. The company's ASO and individual membership grew sequentially by 16 percent and 6 percent, respectively, as the company continued to improve the risk profile of its commercial book.

The company's leadership in product innovation continues to be shown through growth in its consumer-choice plans. At March 31, 2005, 12 percent of the company's commercial medical membership was in these plans, up from 9 percent at December 31, 2004.

Commercial Segment Premiums and Medical Costs

Premiums and administrative services fees for the Commercial segment decreased 5 percent to $1.7 billion in 1Q05 compared to the prior year's quarter, driven by a 7 percent reduction in average organic membership for 1Q05 versus 1Q04 and a shift to a higher percentage of ASO business.

Commercial segment medical premiums for fully insured group membership increased approximately 8 percent on a per-member basis during 1Q05 compared to the same period in the prior year, including an approximately 50 basis point lowering effect from a higher mix of fully insured consumer-choice members. FY 2005 commercial premiums for fully insured group membership are projected to increase in the range of 8 to 10 percent on a per-member basis.

In 1Q05, the Commercial segment medical expense ratio (medical expenses divided by premium revenues) of 82.2 percent was 130 basis points lower than in 1Q04, reflecting the company's improving risk profile in its commercial portfolio.

Per-member medical costs for the commercial fully insured group business are forecast to rise in the range of 8 to 10 percent for FY 2005.

Government Segment Results

Government segment pretax earnings were $72.2 million in 1Q05 compared to $63.7 million in 1Q04, an increase of 13 percent, the result of significant growth in the company's Medicare membership along with an improved Medicare medical expense ratio.

For FY 2005, the company expects another year-over-year increase in earnings in its Government segment, driven by improvements in results from both Medicare and TRICARE operations.

Government Segment Enrollment

Organic growth in Medicare Advantage membership accelerated during 1Q05 due primarily to expanded participation in various Medicare programs combined with marketing and other investment spending in these programs by the company. Medicare membership of 449,900 at March 31, 2005 increased 72,700 members or 19 percent from the December 31, 2004 level of 377,200, including 50,400 members acquired through the company's acquisition of CarePlus Health Plans of Florida in mid-February 2005.

Medicare Advantage membership is anticipated to experience continued growth throughout

FY 2005, with projected membership in the range of 480,000 to 500,000 by the end of the year.

As expected, TRICARE membership of 2,871,800 at March 31, 2005 was unchanged from December 31, 2004.

Government Segment Premiums and Medical Costs

Medicare Advantage premiums per member increased in the range of 10 to 12 percent year over year during 1Q05, including the partial-quarter impact of higher reimbursement associated with the acquired CarePlus membership.

For FY2005, the company anticipates Medicare per-member premiums to increase in the range of 11 to 13 percent. Medicare Advantage medical costs per member are projected to experience a corresponding increase of 11 to 13 percent for FY 2005.

TRICARE premiums and administrative services fees during 1Q05 of $574.0 million reflect the implementation of the new South Region contract with the Department of Defense, which included a reduction in the benefits and services provided under previous contracts, and thus, lower revenues. This accounted for the expected year-over-year decline in TRICARE premiums and administrative services fees of approximately 16 percent in 1Q05.

For 2005, the company anticipates TRICARE premiums and administrative services fees to approximate $2.5 billion as the company experiences a full year under the new South Region contract.

Selling, General & Administrative Expenses

The company's consolidated Selling, General, & Administrative (SG&A) expense ratio (SG&A expenses as a percent of premiums plus administrative services fees) was 14.1 percent for 1Q05, a 30 basis point improvement versus the prior year. The Commercial segment's SG&A expense ratio was 17.6 percent in 1Q05 versus 16.4 percent in 1Q04, primarily the result of a higher percentage of ASO business in 1Q05. The Government segment's SG&A expense ratio for 1Q05 of 10.8 percent was 130 basis points lower than that for 1Q04, as higher Medicare and TRICARE revenues outpaced the increases in related SG&A expenses during the quarter.

The company's 2005 consolidated SG&A expense ratio is projected to be in the range of 13.5 to 14.5 percent. The expected lower SG&A expense ratio should result from the beneficial effect of both growth in membership and revenues leveraging fixed costs and management's continued focus on streamlining administrative costs through process design and technology adoption.

Cash Flows from Operations

Cash flows provided by operations for 1Q05 of $99.2 million were in line with the company's expectations, and compared favorably to $40.1 million cash flows used in operations in 1Q04. The substantial increase in cash flows resulted from a difference in the timing of the January CMS premium payment receipt for 2005 versus 2004. The company also evaluates operating cash flows on a non-GAAP basis, as described below.

The company anticipates that cash flows from operations for FY 2005 will be in the range of $625 million to $675 million driven by expected higher earnings.

Non-GAAP Cash Flows from Operations

The following is a reconciliation of the most directly comparable historical and projected cash flows from operations prepared in accordance with Generally Accepted Accounting Principles (GAAP), to the historical and projected non-GAAP financial measures. When reviewing and analyzing Humana's operating cash flows, company management applies the CMS premium payment in each month to match the corresponding disbursements. To do otherwise distorts meaningful analysis of the company's operating cash flow. Therefore, decisions such as management's forecasting and business plans regarding cash flow use this non-GAAP financial measure.

($ in millions)	1Q04 Actual	1Q05 Actual	FY 2005 Expected

GAAP cash flows (used in) provided by operations	$(40.1)	$99.2	$625 to $675
Timing of premium payment receipt from CMS	211.9	19.8	19.8
Non-GAAP cash flows provided by operations	$171.8	$119.0	$625 to $675

============== ================ =========

Non-GAAP cash flows provided by operations during 1Q05 declined versus 1Q04 primarily as a result of the change in the company's commercial portfolio to a heavier mix of ASO customers on January 1, 2005 and the corresponding payment of runoff claims on fully-insured customers that either migrated to its ASO products or terminated their coverage with the company, including the large unprofitable, fully-insured account discussed during 2004.

Balance Sheet

At March 31, 2005, cash and investment securities comprised 49 percent of the company's total assets compared to 54 percent at December 31, 2004. Debt as a percent of total capitalization (debt plus stockholders' equity) increased to 28.7 percent from 23.3 percent at December 31, 2004. Changes in both of these metrics reflect the February 2005 closing of the accretive CarePlus transaction.

Acquisition of CarePlus

On February 16, 2005, the company completed its acquisition of CarePlus as well as its affiliated ten CAC-Florida Medical Centers, and PrescibIT Rx pharmacy company, adding 50,400 Medicare Advantage members in Miami-Dade, Broward and Palm Beach counties.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company's expectations for future earnings.

A live virtual presentation (audio with slides) may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast.

Cautionary Statement

This news release contains forward-looking statements. The forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the company' Form 10-K for the year ended December 31, 2004, as filed by Humana with the Securities and Exchange Commission.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 7 million medical members located primarily in 15 states and Puerto Rico. Humana offers a diversified portfolio of health insurance products and related services - through traditional and consumer-choice plans - to employer groups, government-sponsored plans, and individuals.

Over its 44-year history, Humana has consistently seized opportunities to meet changing customer needs. Today, the company is a leader in consumer engagement, providing guidance that leads to lower costs and a better health plan experience throughout its diversified customer portfolio.

More information regarding Humana is available to investors via the Investor Relations page of the company's web site at www.humana.com including copies of:

  Annual report to stockholders;

  Securities and Exchange Commission filings;

  Most recent investor conference presentation;

  Quarterly earnings press releases;

  Audio archive of most recent earnings release conference call;

  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned interaction with institutional investors);

  Corporate Governance Information.

Summary of Earnings Guidance Points
2005 Guidance Points
FY 2005 EPS	$2.23 to $2.25
2Q05 EPS	$0.47 to $0.50
Consolidated revenues	Approximately $14.5 billion
Commercial segment pretax income	Increase of 10% to 15%
Commercial medical membership	Slightly higher excluding loss of 89K member account on January 1, 2005
Increase in Commercial segment fully insured medical premiums on a per-member basis	6% to 8% overall; 8% to 10% group only
Increase in Commercial segment fully insured medical costs on a per-member basis	6% to 8% overall; 8% to 10% group only
TRICARE pretax margin	Approximately 3%
Medicare medical membership	480,000 to 500,000 by year end
TRICARE medical membership	No material change from 2004 ending membership
Increase in Medicare medical premiums on a per-member basis	11% to 13%
Increase in Medicare medical costs on a per-member basis	11% to 13%
TRICARE revenues	Approximately $2.5 billion
Consolidated SG&A expense ratio	13.5% to 14.5%
Cash flows from operations for full year - GAAP and non-GAAP	$625 million to $675 million
Capital expenditures	Approximately $115 million
Effective tax rate	FY 2005 approximately 30 percent; 34% to 36% remainder of FY 2005
Shares used in computation of EPS	FY 2005 approximately 166 million; 2Q05 approximately 165 million

Humana Inc.
In thousands
	March 31,		Percent
Ending Medical Membership	2005	2004	Difference	Change
Commercial:
Fully insured	2,039.3	2,298.6	(259.3)	(11.3)
ASO	1,180.1	997.0	183.1	18.4
Total Commercial	3,219.4	3,295.6	(76.2)	(2.3)

Government:
Medicare Advantage	449.9	333.2	116.7	35.0
Medicaid	477.2	468.2	9.0	1.9
TRICARE	1,723.4	1,860.1	(136.7)	(7.3)
TRICARE ASO	1,148.4	1,057.9	90.5	8.6
Total TRICARE	2,871.8	2,918.0	(46.2)	(1.6)
Total Government	3,798.9	3,719.4	79.5	2.1
Total ending medical membership	7,018.3	7,015.0	3.3	0.0

	March 31,			Percent Change
Ending Specialty Membership	2005	2004	Difference
Commercial:
Dental-fully insured	874.6	781.6	93.0	11.9
Dental-ASO	488.0	408.2	79.8	19.5
Total Dental	1,362.6	1,189.8	172.8	14.5
Group life	444.9	495.7	(50.8)	(10.2)
Short-term disability	16.6	17.7	(1.1)	(6.2)
Total ending specialty membership	1,824.1	1,703.2	120.9	7.1

			Three months ended
			March 31,
Premiums			2005	2004
Commercial:
Fully insured medical			$1,517,394	$1,617,120
Specialty			93,538	85,971
Total Commercial			1,610,932	1,703,091

Government:
Medicare Advantage			983,141	706,318
TRICARE			562,328	648,993
Medicaid			134,414	120,779
Total Government			1,679,883	1,476,090
Total premiums			$3,290,815	$3,179,181

			Three months ended
			March 31,
Administrative services fees			2005	2004
Commercial			$50,111	$41,696
Government			11,624	36,541
Total administrative services fees			$61,735	$78,237

Humana Inc.
Dollars in thousands, except per share results
	Three months ended
	March 31,
Consolidated Statements of Income	2005	2004
Revenues:
Premiums	$3,290,815	$3,179,181
Administrative services fees	61,735	78,237
Investment income	30,211	27,454
Other income	4,464	2,077
Total revenues	3,387,225	3,286,949
Operating expenses:
Medical	2,753,733	2,683,516
Selling, general and administrative	474,033	469,629
Depreciation	24,806	23,923
Other intangible amortization	4,443	2,389
Total operating expenses	3,257,015	3,179,457
Income from operations	130,210	107,492
Interest expense	8,523	4,719
Income before income taxes	121,687	102,773
Provision for income taxes	11,892	34,943
Net income	$109,795	$67,830

Basic earnings per common share	$0.68	$0.42
Diluted earnings per common share	$0.67	$0.41

Shares used in computing basic earnings per common share (000's)	160,911	161,966
Shares used in computing diluted earnings per common share (000's)	164,179	164,357

Operating Results by Segment
Pretax income
Commercial	$49,463	$39,086
Government	72,224	63,687
Consolidated	$121,687	$102,773

Key Ratios
Medical expense ratio
Commercial	82.2%	83.5%
Government	85.1%	85.4%
Consolidated	83.7%	84.4%

Selling, general, and administrative expense ratio
Commercial	17.6%	16.4%
Government	10.8%	12.1%
Consolidated	14.1%	14.4%

Humana Inc.
Dollars in thousands, except per share results

	March 31,	December 31,
Consolidated Balance Sheets	2005	2004
Assets
Current assets:
Cash and cash equivalents	$560,264	$580,079
Investment securities	2,136,841	2,145,645
Receivables, net:
Premiums	568,184	554,661
Administrative services fees	20,145	24,954
Securities lending collateral	126,678	77,840
Other	226,339	212,958
Total current assets	3,638,451	3,596,137

Property and equipment, net	428,890	399,506

Other assets:
Long-term investment securities	345,692	348,465
Goodwill	1,244,370	885,572
Other	492,190	427,937
Total other assets	2,082,252	1,661,974
Total assets	$6,149,593	$5,657,617

Liabilities and Stockholders' Equity
Current liabilities:
Medical and other expenses payable	$1,546,050	$1,422,010
Trade accounts payable and accrued expenses	395,498	488,332
Book overdraft	192,741	192,060
Securities lending payable	126,678	77,840
Unearned revenues	143,683	146,326
Total current liabilities	2,404,650	2,326,568
Long-term debt	885,271	636,696
Other long-term liabilities	659,867	604,229
Total liabilities	3,949,788	3,567,493
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized; none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized;
177,556,156 shares issued at March 31, 2005	29,592	29,340
Capital in excess of par value	1,055,491	1,017,156
Retained earnings	1,339,618	1,229,823
Accumulated other comprehensive income	(5,648)	16,526
Unearned stock compensation	(16,872)	(1,721)
Treasury stock, at cost, 15,824,092 shares at March 31, 2005	(202,376)	(201,000)
Total stockholders' equity	2,199,805	2,090,124
Total liabilities and stockholders' equity	$6,149,593	$5,657,617

Debt to total capitalization ratio	28.7%	23.3%

Humana Inc.
Dollars in thousands
	Three months ended
	March 31,
Consolidated Statements of Cash Flows	2005	2004
Cash flows from operating activities
Net income	$109,795	$67,830
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	29,249	26,312
Provision for deferred income taxes	7,255	12,223
Changes in operating assets and liabilities excluding
the effects of acquisitions:
Receivables	(6,425)	(20,546)
Other assets	(8,360)	(15,472)
Medical and other expenses payable	86,665	124,628
Other liabilities	(97,548)	(32,431)
Unearned revenues	(22,416)	(201,699)
Other	1,013	(900)
Net cash provided by (used in) operating activities	99,228	(40,055)

Cash flows from investing activities
Acquisitions, net of cash acquired	(348,099)	-
Purchases of property and equipment	(36,193)	(22,732)
Proceeds from sales of property and equipment	8	19,385
Purchases of investment securities	(714,371)	(1,491,272)
Proceeds from maturities of investment securities	261,665	246,845
Proceeds from sales of investment securities	434,506	786,868
Change in securities lending collateral	(48,838)	(15,222)
Net cash used in investing activities	(451,322)	(476,128)

Cash flows from financing activities
Borrowings under credit agreement	294,000	-
Repayments under credit agreement	(25,000)	-
Change in book overdraft	681	(8,617)
Change in securities lending payable	48,838	15,222
Common stock repurchases	(1,376)	(12,836)
Proceeds from stock option exercises and other	15,136	8,657
Net cash provided by financing activities	332,279	2,426

Decrease in cash and cash equivalents	(19,815)	(513,757)
Cash and cash equivalents at beginning of period	580,079	931,404
Cash and cash equivalents at end of period	$560,264	$417,647

Humana Inc.

Percentage of Ending Membership Under Capitation Arrangements

	Commercial Segment			Government Segment					Consol.
	Fully		Total	Medicare			TRICARE	Total	Total
	Insured	ASO	Segment	Advantage	Medicaid	TRICARE	ASO	Segment	Medical

March 31, 2005
Capitated HMO
hospital system based A	2.7%	-	1.7%	8.1%	3.3%	-	-	1.4%	1.5%
Capitated HMO
physician group based A	2.5%	-	1.6%	0.9%	35.2%	-	-	4.5%	3.2%
Risk-sharing B	2.6%	-	1.6%	52.5%	53.0%	-	-	12.9%	7.7%
All other membership	92.2%	100.0%	95.1%	38.5%	8.5%	100.0%	100.0%	81.2%	87.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

March 31, 2004
Capitated HMO
hospital system based A	4.5%	-	3.2%	11.8%	3.3%	-	-	1.5%	2.3%
Capitated HMO
physician group based A	3.4%	-	2.4%	1.3%	43.9%	-	-	5.7%	4.1%
Risk-sharing B	2.1%	-	1.5%	53.9%	45.5%	-	-	10.6%	6.3%
All other membership	90.0%	100.0%	92.9%	33.0%	7.3%	100.0%	100.0%	82.2%	87.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

A - In a limited number of circumstances, we contract with hospitals and physicians to accept financial risk for a defined set of HMO membership. In transferring this risk, we prepay these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their capitated HMO membership, including some health benefit administrative functions and claims processing. For these capitated HMO arrangements, we generally agree to reimbursement rates that target a medical expense ratio ranging from 82% to 89%. Providers participating in hospital-based capitated HMO arrangements generally receive a monthly payment for all of the services within their system for their HMO membership. Providers participating in physician-based capitated HMO arrangements generally have subcontracted specialist physicians and are responsible for reimbursing such hospitals and physicians for services rendered to their HMO membership.

B - In some circumstances, we contract with physicians under risk-sharing arrangements whereby physicians have assumed some level of risk for all or a portion of the medical costs of their HMO membership. Although these arrangements do include capitation payments for services rendered, we process substantially all of the claims under these arrangements.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Change in medical and other expenses payable:

The change in medical and other expenses payable is summarized as follows:

	For the Three Months Ended March 31, 2005	For the Twelve Months Ended December 31, 2004

Balances at January 1	$1,422,010	$1,272,156

Acquisition	37,375	71,063

Incurred related to:
Current year	2,828,027	10,763,105
Prior years - non-TRICARE	(62,800)	(68,448)
Prior years - TRICARE (1)	(11,494)	(25,010)
Total incurred	2,753,733	10,669,647

Paid related to:
Current year	(1,660,838)	(9,504,331)
Prior years	(1,006,230)	(1,086,525)
Total paid	(2,667,068)	(10,590,856)

Balances at end of period	$1,546,050	$1,422,010

The impact of any change in "incurred related to prior years" claims may be offset as we re-establish the "incurred related to current year". Our reserving practice is to consistently recognize the actuarial best estimate of our ultimate liability for our claims within a level of confidence required to meet actuarial standards. Thus, only when the release of a prior year reserve is not offset with the same level of conservatism in estimating the current year reserve will the redundancy reduce medical expense. We have consistently applied this methodology in determining our best estimate for unpaid claims liability in each period.

(1) Changes in estimates of TRICARE incurred claims for prior years recognized during 2004 and 2005 resulted primarily from claim costs and utilization levels developing favorably from the levels originally estimated for the second half of the prior year. As a result of substantial risk-sharing provisions with the Department of Defense and with subcontractors, any resulting impact on operations from the change in estimates of incurred related to prior years is substantially reduced, whether positive or negative.

Humana Inc.
Dollars in thousands

Medical Claim Reserves - Details and Statistics

Medical and Other Expenses Payable Detail:
				March 31,	December 31,
				2005	2004
A	IBNR and other medical expenses payable			$962,681	$910,525
B	TRICARE IBNR			328,920	284,647
C	TRICARE other medical expenses payable			20,395	6,970
D	Unprocessed claim inventories			111,200	115,300
E	Processed claim inventories			92,030	97,801
F	Payable to pharmacy benefit administrator			30,824	6,767
	Total medical and other expenses payable			$1,546,050	$1,422,010

A

IBNR represents an estimate of medical expenses payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).

B	TRICARE IBNR has increased from higher medical expenses due to the transition to the new South region contract.
C

TRICARE other medical expense payable may include liabilities to subcontractors and/or risk share payables to the Department of Defense. The level of these balances may fluctuate from period to period due to the timing of payment (cutoff) and whether or not the balances are payables or receivables (receivables from the Department of Defense are classified as "receivables" in our balance sheet).

D

Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed. TRICARE claim inventories are not included in this amount as an independent third party administrator processes all TRICARE medical claims on our behalf. Reserves for TRICARE claims inventory are included in TRICARE IBNR.

E

Processed claim inventories represent the estimated valuation of processed claims that are in the post claim adjudication process, which consists of administrative functions such as audit and check batching and handling.

F	The balance due to our pharmacy benefit administrator fluctuates due to bi-weekly payments and the month-end cutoff.

Receipt Cycle Time:
The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Below is a summary:

	Average Number of Days from Incurred Date to Receipt Date (1)
	2005	2004	Change	% Change
1st Quarter Average	16.6	17.4	(0.8)	-4.6%
2nd Quarter Average	-	16.7	N/A	N/A
3rd Quarter Average	-	16.9	N/A	N/A
4th Quarter Average	-	16.4	N/A	N/A
Full Year Average	16.6	16.9	(0.3)	-1.8%

(1)	Receipt cycle time data for our 3 largest claim processing platforms representing approximately 92% of our fully insured claims volume.

Humana Inc.

Medical Claim Reserves - Details and Statistics

Unprocessed Claim Inventories:
The estimated valuation and number of claims on hand that are yet to be processed are as follows:

	Estimated Valuation (000)	Claim Item Counts	Number of Days On Hand

Date
3/31/2003	$99,000	421,700	4.4
6/30/2003	$92,100	446,600	4.7
9/30/2003	$106,800	528,400	5.8
12/31/2003	$109,700	443,000	4.9
3/31/2004	$94,800	400,900	3.9
6/30/2004	$98,100	387,000	3.7
9/30/2004	$122,300	453,300	4.4
12/31/2004	$115,300	394,400	3.7
3/31/2005	$111,200	393,200	3.6

Days in Claims Payable (Quarterly):

A common metric for monitoring medical claim reserve levels relative to the medical claim expenses is days in claims payable, or DCP, which represents the medical claim liabilities at the end of the period divided by average medical expenses per day in the quarterly period. Since we have some providers under capitation payment arrangements (which do not require a medical claim IBNR reserve), we have also summarized this metric excluding capitation expenses.

	Days in Claims Payable (DCP)			DCP Excluding Capitation
		Annual Change			Annual Change
Quarter Ended			% Change			% Change
3/31/2003	46.5	(0.7)	-1.5%	54.7	(1.5)	-2.7%
6/30/2003	47.9	1.1	2.4%	56.2	0.9	1.6%
9/30/2003	47.2	0.6	1.3%	54.5	(0.8)	-1.4%
12/31/2003	46.2	1.0	2.2%	53.2	(0.1)	-0.2%
3/31/2004	47.4	0.9	1.9%	54.3	(0.4)	-0.7%
6/30/2004	47.4	(0.5)	-1.0%	54.1	(2.1)	-3.7%
9/30/2004	51.8	4.6	9.7%	59.1	4.6	8.4%
12/31/2004	49.5	3.3	7.1%	54.8	1.6	3.0%
3/31/2005	50.5	3.1	6.5%	56.1	1.8	3.3%

This metric fluctuates due to all of the issues reviewed above, including the change in the receipt cycle time, the change in medical claim inventories, the change in TRICARE liability balances, and the timing of our bi-weekly payment to our pharmacy benefits administrator. An annual recap follows:

				2005	2004
4th quarter-prior year				49.5	46.2
Impact of change in claim receipt cycle time				(0.3)	(0.2)
Impact of change in unprocessed claim inventories				(0.1)	0.2
Impact of change in processed claim inventories				(0.2)	0.9
Impact of changing TRICARE reserve balances				0.2	1.6
Impact of change in pharmacy payment cutoff				0.8	(0.4)
All other				0.6	1.2
Year to date-current year				50.5	49.5